Exhibit 10.10

ASSIGNMENT OF SALT WATER DISPOSAL LEASES AND CONTRACTS

THIS ASSIGNMENT OF SALT WATER DISPOSAL LEASES AND CONTRACTS (this “Assignment”) is made this 13th day of November, 2020, by and between the entities listed on Schedule 1 attached hereto (individually and/or collectively, as the contest may require, the “Assignor”) in favor of FIRST INTERNATIONAL BANK & TRUST, a North Dakota banking corporation (the “Assignee”).
RECITALS:
A.The Nuverra Environmental Solutions, Inc., a Delaware corporation (“Nuverra”) and the Assignee have entered into that certain Loan Agreement of even date herewith (together with any amendment or modification thereto, the “Loan Agreement”) whereby the Assignee agreed to extend to Assignor: (i) a real estate term loan (the “CRE Loan”) in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00); (ii) an equipment term loan (the “Equipment Loan”) anticipated to be in the original principal amount of Thirteen Million and 00/100 Dollars ($13,000,000.00); (iii) an operating line of credit (the “Operating LOC Loan”) in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00); and (iv) a letter of credit loan (the “Letter of Credit Loan”) in the original principal amount of up to Four Million Eight Hundred Thirty-Nine Thousand and 00/100 Dollars ($4,839,000.00) (the CRE Loan, the Equipment Loan, the Operating LOC Loan and the Letter of Credit Loan, collectively may be referred to as the “Loan”), which the Loan shall be secured by the Collateral and the Guaranty. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.
B.In connection with the Loan, Nuverra has executed and delivered those certain: (i) Promissory Note (Real Estate) of even date herewith executed by Borrower in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) (together with any amendment, modification, replacement or renewal thereof, the “CRE Note”) in favor of the Assignee; (ii) Promissory Note (Equipment Loan) of even date herewith executed by Borrower anticipated to be in the original principal amount of Thirteen Million and 00/100 Dollars ($13,000,000.00) (together with any amendment, modification, replacement or renewal thereof, the “Equipment Note”); (iii) Revolving Promissory Note (Operating Line of Credit Loan) of even date herewith executed by Borrower in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00) (together with any amendment, modification, replacement or renewal thereof, the “Operating LOC Note”); and (iv) Promissory Note (Letter of Credit Loan) executed by Borrower in the original principal amount of up to Four Million Eight Hundred Thirty-Nine Thousand and 00/100 Dollars ($4,839,000.00) (together with any amendment, modification, replacement or renewal thereof, the “Letter of Credit”) (the CRE Note, Equipment Note, Operating LOC Note and Letter of Credit, may be referred to collectively as the “Note”). The Note is secured by the Collateral and the Guaranty.

C.Nuverra is the direct or indirect parent entity to each of the Assignor entities.
D.Assignor has entered into leases, permits, easements, abstracts and contracts with various parties, as listed on Exhibit A attached hereto and incorporated herein (collectively, the “Assigned Agreements”).
E.The execution and delivery of this Assignment is a condition precedent to the performance by the Assignee of its obligations under the Loan Agreement.
NOW, THEREFORE, in order to induce the Assignee to make the Loan and in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to the Assignor (the receipt and sufficiency of which are hereby acknowledged), the Assignor and the Assignee hereby agree as follows:
1.To the maximum extent assignable and transferable, the Assignor hereby assigns, transfers and sets over unto Assignee, as security for the obligations of the Assignor under the Loan and the Loan Documents (collectively, the “Obligations”), and grants to the Assignee a first lien (subject to any Permitted Liens) on and security interest in, all of the following: (a) all of the Assignor's right, title and interest, powers, privileges and other benefits under each and every one of the Assigned Agreements, including without limitation, but subject to the provisions of Paragraph 9 hereof, the right to make all waivers, modifications and agreements, to give all notices, consents and releases, to take all actions upon the happening of any default giving rise to a right in favor of the Assignor under any of the Assigned Agreements and to do any and all other things whatsoever which the Assignor is or may become entitled to do under any of the Assigned Agreements; (b) all rights, powers, privileges, claims, remedies and causes of action of every kind which the Assignor now has or may in the future have with respect to or by reason of its interest in the Assigned Agreements; and (c) any and all proceeds (including non-cash proceeds) of any of the foregoing (the items numerated in the preceding subparagraphs (a) and (b) and in this subparagraph (c) being hereinafter referred to as the "Collateral").

2.This Assignment is executed only as security for the Loan and the other Obligations, and, therefore, neither the execution and delivery of this Assignment, nor the action or inaction on the part of the Assignee shall constitute an assumption on the part of the Assignee of any duty or obligation with respect to the Collateral, nor shall the Assignee have any duty or obligation to make any payment to be made by any Assignor under the Collateral, or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts or the performance of any obligations which have been assigned to the Assignee or to which it may be entitled hereunder at any time or times, or subject the Assignee to, or transfer or pass to the Assignee, or in any way affect or modify, the liability of the Assignor under any or all of the Assigned Agreements, it being understood and agreed that, notwithstanding this Assignment or any subsequent assignment, all of the obligations of the Assignor to each and every party under each and every one of the Assigned Agreements shall be and remain enforceable by such other party, its successors and assigns, only against the Assignor or persons other than the Assignee and its respective successors and assigns. No action or inaction on the part of the Assignee shall adversely affect or limit in any way the rights of the Assignee hereunder or under the Collateral, and the Assignee shall not incur any liability on account of any action taken (or not taken) by it or on its behalf in connection with the Collateral in good faith, whether or not the same shall prove to be improper, inadequate or invalid, in whole or in part.

3.To protect the security afforded by this Assignment, the Assignor represents, and warrants to the Assignee and agrees with the Assignee as follows:
(a)the Assignor, at its sole cost and expense, shall remain liable to and will faithfully abide by, perform and discharge each and every obligation, covenant, condition, duty and agreement provided for in each or any part of the Collateral, each of which are to be kept, observed or performed by the Assignor, and will promptly notify the Assignee in writing of all material defaults and material events of default under any of the Collateral, and shall promptly deliver to the Assignee any notices delivered or received relating to any material default or an event of default thereunder;
(b)the Assignor will take all action which might reasonably be required to keep the Collateral in full force and effect and to keep them from expiring or being canceled, rescinded or terminated other than in the ordinary course;
(c)without the prior written consent of the Assignee, the Assignor will not amend, extend, cancel, rescind, abridge, modify, change or terminate any Collateral or waive, release, discharge or consent to the release of any other party to any Collateral of or from any obligation, covenant, condition or agreement to be kept, observed or performed by such other party, in each case, in a manner that would be adverse to the Assignee;
(d)without the prior written consent of the Assignee, the Assignor will not take any action (including, without limitation, the exercise of any right or option) which would permit, or give rise to a right permitting, any other party to any Collateral, or any other person or entity whatsoever, to cancel, rescind or terminate any part of the Collateral, except as such right may be already set forth in such Collateral;
(e)at the Assignor's sole cost and expense, the Assignor will appear in and defend any action or proceeding arising under, growing out of or in any manner connected with the obligations, covenants, conditions, duties, agreements or liabilities of the Assignor under any of the Collateral;
(f)the Assignor has delivered to the Assignee true and complete copies of the Assigned Agreements in existence as of the date hereof;
(g)should the Assignor fail to make any payment, do any act which this Assignment prohibits or refrain from any act which this Assignment requires, then the Assignee may, but shall have no obligation to (and shall not thereby release the Assignor from any obligation hereunder), make such payment or do or prevent such act in such manner and to such extent as the Assignee may deem necessary or advisable to protect the security provided hereby, which rights of the Assignee shall specifically include, without limiting the Assignee's general powers herein granted, the right to appear in and defend any action or proceeding purporting to affect the security hereof and the rights or powers of the Assignee hereunder (or any of them), and also the right to perform and discharge each and every one, or any one or more, of the obligations, covenants, conditions, duties and agreements of the Assignor contained in any part of the Collateral: and in exercising any such powers, the Assignee may pay necessary reasonable and out-of-pocket costs and expenses and incur and pay reasonable attorneys’ fees, and the Assignor will reimburse the Assignee for such costs, expenses and fees;
(h)as of the date hereof, no part of the Collateral is mortgaged, pledged, hypothecated or assigned, by operation of law or otherwise, whether absolutely, conditionally, collaterally or otherwise (other than pursuant to this Assignment), and, so long as this Assignment is in effect, the Assignor shall not further assign, transfer or otherwise encumber its interest in any of the Collateral;
(i)each of the Assigned Agreements is, to the best of the Assignor's knowledge, legal, valid, binding and enforceable in accordance with its terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally); no party under any of the Assigned Agreements is, or with the giving of notice or the passage of time, or both, would be, in default thereunder; and all obligations, covenants, conditions, duties and agreements have been kept, observed and performed in all material respects as required thereunder; and
(j)that as of the date hereof the list of Assigned Agreements on Exhibit A is a fully and complete list of all material contracts, permits, easements, leases, amendments, modifications, assignments, memorandum and other agreements between Assignor and any third party relating to salt water storage and disposal.
4.Subject to the provisions of Paragraph 9 hereof, the Assignor hereby constitutes the Assignee its true and lawful attorney-in-fact, coupled with an interest, irrevocably, with full power (in the name of the Assignor or otherwise), to: ask, require, demand, receive, compound and give acquittance for each and every payment due or to become due, under or arising out of any of the Assigned Agreements to which the Assignor is or may become entitled; enforce compliance by any other party with any term or provision of any one or more of the Assigned Agreements; make any payments required to be made under any of the Assigned Agreements, on behalf of or for the account of the Assignor; and file any claim or claims, take any action or actions or institute any proceeding or proceedings which the Assignee may deem to be necessary or advisable.
5.Upon the full discharge and satisfaction of all of the Obligations, this Assignment and all rights herein assigned to the Assignee shall terminate, and all estate, right, title and interest of the Assignee in and to each and every one of the Assigned Agreements shall revert to the Assignor.

6.The Assignor will, from time to time, do and perform any other act or acts, will execute, acknowledge, deliver and file, register, record and deposit (and will refile, re-register, rerecord and redeposit whenever required) any and all further instruments required by law or reasonably requested by the Assignee in order to confirm, or further assure, the interests of the Assignee hereunder and to cause the Assignee to obtain the full benefits of this Assignment and the rights and powers herein created and to maintain and perfect the security interest granted in this Assignment, and will take such actions and execute such instruments and documents as the Assignee may reasonably request to facilitate the Assignee's exercise of the Assignor's rights, obligations and duties under the Assigned Agreements. The Assignor irrevocably authorizes the Assignee, at the expense of the Assignor, to file Uniform Commercial Code financing statements and continuation statements with respect to the Collateral.
7.The Assignee may assign all or any of the rights assigned to it hereby, or arising under any of the Assigned Agreements, including, without limitation, the right to receive any or all payments due or to become due. In the event of any such assignment, such successor or assign of the Assignee shall enjoy all rights and privileges and be subject to all obligations of the Assignee hereunder. The Assignee will give prompt written notice to the Assignor of any such assignment.
8.This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of North Dakota.
9.The parties intend that this Assignment shall be a present, actual, absolute and unconditional assignment and shall, immediately upon execution, give the Assignee the right to assume the Assignor's interest in the Collateral; provided, however, that so long as no Event of Default shall have occurred and be continuing, the Assignor shall have a license to utilize the Collateral in accordance with the terms thereof. If an Event of Default shall have occurred and be continuing, and the Assignee seeks to enforce its rights and remedies hereunder, the Assignor's license mentioned in the immediately preceding sentence shall cease and terminate, without the execution of any further instrument or document or the taking of any other act on the part of the Assignee, and in such event, the Assignee shall be entitled to utilize the Collateral in the Assignor's place and stead, in the name of the Assignor or otherwise, and in furtherance thereof, the Assignee may enter upon the Property and take possession of the Property by its officers, agents or employees, or by a court-appointed receiver, and for the operation, protection, repair and maintenance of the Property, and in connection therewith, the Assignee shall be entitled to take possession of and use all books of account and financial records of the Assignor and its property managers or representatives relating to the Property. By its acceptance of this Assignment, the Assignee agrees that so long as no Event of Default (as defined in the Loan Agreement) has occurred and is continuing, the Assignee will not exercise or enforce, or seek to exercise or enforce, or avail itself of, any of the rights, powers, privileges, authorizations or benefits assigned and transferred to the Assignee pursuant to this Assignment, and the Assignor may exercise or enforce, or seek to exercise or enforce, such rights, powers, privileges, authorizations or benefits.

10.The Assignor shall defend, indemnify and hold the Assignee harmless from and against any and all claims, demands, liabilities, losses, lawsuits, judgments and expenses (including, without limitation, attorneys' fees) to which the Assignee may become exposed, or which the Assignee may incur, by reason of this Assignment, any actions taken (or not taken) in connection with the Collateral, and from any and all claims and demands whatsoever which may be asserted against the Assignee by reason of this Assignment or against the Assignee as a result of the Assignee exercising any of its rights under this Assignment or due to the execution of this Assignment, except to the extent such claims, demands, liabilities, losses, lawsuits, judgments and expenses arise from the Assignee's gross negligence or willful misconduct.
11.All notices and other communications required hereunder shall be in writing and shall be delivered, and be deemed delivered, in accordance with the terms of the Loan Agreement. This Assignment may not be amended except upon the written agreement of the Assignor and the Assignee.
12.This Assignment is not intended to create any partnership or joint venture between the Assignor and the Assignee. This Assignment shall bind and inure to the benefit of the respective successors and assigns of the Assignor and the Assignee. The provisions hereof shall constitute covenants running with the Land.
13.Within thirty (30) days of the date hereof, Assignor shall, at its sole cost and expense, cause to be recorded a Memorandum of Assignment of Salt Water Contracts and Leases, in a form agreed to by Assignee, against each property subject to an Assigned Agreement for which the Assigned Agreement or a memorandum thereof has been recorded. Assignor shall provide Assignee with proof of recording within thirty (30) days after recording.
[Signatures begin on the next page]

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.
ASSIGNORS:

LANDTECH ENTERPRISES, L.L.C., a North Dakota limited liability company

By: /s/ Eric Bauer
Printed Name: Eric Bauer
Its: Vice President

HECKMANN WATER RESOURCES CORPORATION, a Texas corporation

By: /s/ Eric Bauer
Printed Name: Eric Bauer
Its: Vice President

HECKMANN WATER RESOURCES (CVR), INC., a Texas corporation

By: /s/ Eric Bauer
Printed Name: Eric Bauer
Its: Vice President

EXHIBIT A
CONTRACTS
i.Lease Agreement by and between Beagle Land & Livestock Company, as lessor, and Landtech Enterprises, LLC, as lessee, dated July 13, 2005.
ii.Agreement Salt Water Permit and Easement by and between Beagle Land & Livestock Company, as lessor, and Landtech Enterprises, LLC, as lessee, dated July 13, 2005, as partially assigned pursuant to that certain Assignment of Income Interest under Agreement Salt Water Permit and Easement by and between Beagle Land & Livestock, as assignor, and JSBA, Inc., as assignee, dated November 21, 2005.
iii.Salt Water Injection Easement and Surface Use Agreement by and between Mark Johnsrud and Maribeth Johnsrud, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated December 6, 2017.
iv.Agreement Salt Water Permit and Easement by and between Vaughn and Betty Bloom, as lessor, and Landtech Enterprises, LLC, as lessee, dated July 2, 2008.
v.Salt Water Injection Easement and Surface Use Agreement by and between Allan and Shirley Klein, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated August 1, 2018.
vi.Agreement Salt Water Permit and Easement by and between Too Far Farms, LLLC, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated February 23, 2012.
vii.Agreement Salt Water Permit and Easement by and between Delmer and Marcelline Rink, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated July 16, 2008, as assigned pursuant to that certain Contract for Deed and Right of First Refusal on Surface and Minerals by and between Delmer and Marcelline Rink, as sellers, and Mark Johnsrud and Maribeth Johnsrud, as buyers, dated December 27, 2011.
viii.Agreement Salt Water Permit and Easement by and between Doug Paluck, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated November 16, 2007.
ix.Agreement Salt Water Permit and Easement by and between Dennis and Phonda Rehak, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated October 12, 2007.
x.Salt Water Permit and Easement Agreement by and between Mark D. Johnsrud, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated September 23, 2013.
xi.Agreement Salt Water Permit and Easement by and between Daryl Locken and Pam Locken, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated December 21, 2012.
xii.Agreement Salt Water Permit and Easement by and between Daryl and Pam Locken, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated August 27, 2009.

xiii.Lease Agreement by and between James R. Jacobson, as lessor, and Landtech Corporation, as lessee, dated January 12, 1998.
xiv.Salt Water Permit and Easement Agreement by and between Mark D. Johnsrud, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated September 23, 2013.
xv.Agreement Salt Water Permit and Easement by and between Vernon and Karen Klose, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated June 19, 2007.
xvi.[Lease Agreement by and between B.A. Green, as lessor, and Rooney Operating Co. (Elk Disposal), as lessee, dated October 5, 1984.
xvii.Agreement Salt Water Permit and Easement by and between John and Katy Wahlstom, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated May 26, 2006.
xviii.Salt Water Disposal Facility Agreement and Easement by and between Caroline Olson, Sharon Robinson, Thomas Toussaint and William Toussaint, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated August, 2018.
xix.Memorandum of Salt Water Disposal Facility Agreement and Easement by and between Caroline Olson, Sharon Robinson, Thomas Toussaint and William Toussaint, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated September 30, 2013.
xx.Salt Water Permit and Easement Agreement by and between Scoop Dore Family, LLC, as lessor, and Landtech Enterprises, LLC, as lessee, dated October 1, 2017.
xxi.Salt Water Permit and Easement Agreement by and between Romo Brothers Partnership, as lessor, and Landtech Enterprises, L.L.C., as lessee, dated May 1, 2011.
xxii.Salt Water Disposal Agreement by and between Oneida Gordon, Life Estate, by John W. Gordon, Agent and Attorney in Fact, and John W Gordon, Ramsey Ruel Gordon, and Arnold Bert Gordon, as lessor, and Key Production Company, Inc., as lessee, as assigned by that certain Assignment of Salt Water Disposal Agreement by and between Key Production Company, Inc., as assignor, and Greer Exploration, Corp., as assignee, dated April 4, 2005.
xxiii.Commercial Salt Water Disposal Agreement by and between Harvco, LLC, as lessor, and Greer Exploration Corporation, as lessee, dated May 26, 2009.
xxiv.Salt Water Disposal Agreement by and between Pickering Investments, LLC, as lessor, and Greer Exploration Corporation, as lessee, dated April 18, 2007.
xxv.Commercial Salt Water Disposal Agreement by and between Pickering Investments, LLC, as lessor, and Greer Exploration Corporation, as lessee, dated May 26, 2009.
xxvi.Salt Water Disposal Lease Agreement by and between RCS Saltwater, LLC, as lessor, and Greer Exploration, Corp., as lessee, dated February 27, 2008, as amended by that certain First Amendment to Salt Water Disposal Lease Agreement by and between RCS Saltwater, LLC, as lessor, and Heckmann Water Resources Corporation, as lessee, dated May 31, 2012, as evidenced by that certain Memorandum of Lease Amendment dated May 31, 2012.
xxvii.Saltwater Injection Easement and Surface Use Agreement by and between Complete Vacuum and Rental, LLP, as operator, and Grace Environmental, LLC, as surface owner, dated May 1, 2008, as evidenced by that certain Memorandum of Saltwater Injection Easement Agreement, dated May 1, 2008.
xxviii.Salt Water Disposal Lease by and between Carol Goff, as lessor, and Heckmann Water Resources (CVR), Inc., as lessee, dated December 12, 2011.
xxix.Oil and Gas Lease by and between Eva Jean Root Wolf, Robert A. Wold, Roger Norman Root, and Lewis Porter Root, as lessor, and James Oberle, as lessee, dated October 30, 1982, as amended by that certain Amendment to Oil and Gas Lease dated October 5, 1983, and as partially assigned pursuant to that certain Assignment of Oil and Gas Lease by and between James Oberle, as assignor, and Torent Oil & Gas Company, as assignee, dated October 3, 1983, and as assigned pursuant to that certain Assignment of Oil and Gas Leases by and between Torent Oil and Gas Company, as assignor, and Ray Pander Trucking, Inc., as assignee, dated February 4, 1992.
xxx.Oil and Gas Lease by and between Evan Jean Wolf, Robert Wolf, and Roger Norman Root, as lessor, and Duck Creek Energy Inc., as lessee, dated April 14, 1986, as assigned pursuant to that certain Assignment of Oil and Gas Lease by and between Duck Creek Energy, Inc., as assignor, and Torent Oil and Gas Company, as assignee, dated December 17, 1991, and as assigned pursuant to that certain Assignment of Oil and Gas Leases by and between Torent Oil and Gas Company, as assignor, and Ray Pander Trucking, Inc., as assignee, dated February 4, 1992.
xxxi.Oil and Gas Lease by and between John J. Blazek and Delores J. Blazek, as lessor, and Management Control Corporation, as lessee, dated June 15, 1973, as amended by that certain Amendment to Agreement dated December 17, 1974.
xxxii.Saltwater Disposal Agreement by and between John J. Blazek and Delores J. Blazek, as lessor, and Nucorp Energy Company, as lessee, dated November 9, 1983, as amended by that certain Amendment to Agreement dated December 17, 1974, and that certain Assignment by and between The Canton Oil & Gas Company, as assignor, and Arvilla Oilfield Services, LLC, as assignee, dated June 24, 2004, and that certain Assignment by and between Arvilla Oilfield Services, LLC, as assignor, and Ray Pander Trucking, Inc., dated October 4, 2007.

SCHEDULE 1

ASSIGNOR ENTITIES

Landtech Enterprises, L.L.C., a North Dakota limited liability company
Heckmann Water Resources Corporation, a Texas corporation
Heckmann Water Resources (CVR), Inc., a Texas corporation

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